Exhibit 10.20

November 8, 2011

Jeff George

Sandoz AG

Lichtstrasse 35

CH-4058 Basel

Switzerland

Don DeGolyer

Sandoz Inc.

506 Carnegie Center, Suite 400

Princeton, New Jersey 08540

Re:	Allocation of Preliminary Injunction Bond Liability under the Joint Prosecution/Common Interest Agreement

Dear Jeff and Don:

Reference is hereby made to the Collaboration and License Agreement (the “Agreement”) entered into as of November 1, 2003 by and among Sandoz AG (via assignment from Sandoz N.V. (f/k/a Biochemie West Indies N.V.)), Sandoz Inc. (f/k/a Geneva Pharmaceuticals, Inc.) (collectively, “Sandoz”) and Momenta Pharmaceuticals, Inc. (“Momenta”) (Sandoz or Momenta, a “Party”, and together, the “Parties”).  Reference is also made to the letter agreement attached hereto (the “Amphastar Litgation Letter”) dated September 22, 2011 among the Parties relating to the mechanics, lead role, allocation of costs, and allocation of damages or settlements pursuant to Section 8.7 of the Agreement in relation to the patent infringement suit filed by Momenta and Sandoz against Amphastar Pharmaceuticals, Inc., Watson Pharmaceuticals, Inc. and/or their appropriate subsidiaries, affiliates, agents and distributors (the “Amphastar Litigation”) as well as the letter referenced therein dated December 1, 2010 and executed by the Parties in connection with the initiation of litigation against Teva Pharmaceuticals (the “Section 8.7 Implementation Letter”) (such suit against Teva referred to herein as the “Teva Litigation”).  Capitalized terms used in this letter that are not otherwise defined in this letter shall have the meanings ascribed to them in the Agreement.

The Parties hereby agree that paragraphs 5 and 6 of the Section 8.7 Implementation Letter are amended and restated as follows:

5. The JSC expressly reserves the right to approve in writing, or to delegate to an officer of each Party, the right to approve in writing, the posting of a bond or bonds in connection with the issuance of a preliminary injunction in the Amphastar Litigation and in the Teva Litigation.  With respect to the Amphastar Litigation, the Parties agree as follows:

a.              For the period prior to March 1, 2012, Momenta shall post a bond of $35 million and Sandoz shall post of bond of $65 million on or before the close of business on November 10, 2011 to satisfy the $100 million bond requirement established by the court to maintain the preliminary injunction against Amphastar Pharmaceuticals, Inc., Watson Pharmaceuticals, Inc. and/or their appropriate subsidiaries, affiliates, agents and distributors (the “Defendants”).  Each Party shall bear its own costs for such bonds.  The Parties agree that should the Aventis TPC Period (as further discussed in paragraph b, below) terminate prior to March 1, 2012, each Party shall bear ultimate liability for payment of damages to the Defendants as a result of the injunctive relief awarded (should such damages be awarded by the court) in the following allocated percentages:  sixty-five percent (65%) by Sandoz and thirty-five percent (35%) by Momenta; provided that such damages so awarded to Defendants are not in excess of the current $100 million aggregate bond obligation.

b.              If as of the close of business on February 29, 2012, the Aventis TPC Period remains in effect under Section 4.8 of the Agreement (which provides for payment of a hybrid royalty and profit share arrangement), then:

i.                  Momenta shall, to the extent the preliminary injunction and bonding obligation remain in effect, post an additional bond in the amount of $15 million and Sandoz shall have the right to reduce its bond obligation by such amount. The Parties shall cooperate to ensure the replacement of bonding responsibility occurs in a timely manner on March 1, 2012 and without disruption to the preliminary injunction.

ii.               Subject to paragraph c., Momenta and Sandoz shall each thereafter be liable for fifty percent (50%) of the liability for payment of damages to the Defendants as a result of the injunctive relief awarded should such damages be awarded by the Court.

c.               Should the court determine that the bond requirements are insufficient, the Parties shall discuss and consider an increase in good faith, but neither Party shall be obligated to post a bond in excess of the applicable obligations set forth in paragraphs a and b, above, or to otherwise assume liability to the other Party for damages to the Defendants as a result of the injunctive relief awarded should such damages be awarded by the Court in excess of the limits set forth in paragraphs a and b, above.  Each Party may elect to proceed at its sole risk and expense to post an increase in any such bond requirements in support of a preliminary injunction, and such Party shall bear all responsibility for damages, interest, penalties, attorney’s fees or other expenses in excess of the applicable obligated liability amounts of the other Party under paragraphs a and b, above in connection with the continuation of the preliminary injunction or the bond after such Party makes such election to post an increase in the bond and continue the preliminary injunction. Notwithstanding anything contained in the Amphastar Litigation Letter, the Section 8.7 Litigation Letter, or herein, the Parties expressly agree that neither Party shall have the right to withdraw its agreed-upon share of the bond or disclaim its agreed-upon allocated liability for damages related to the Amphastar Litigation without the prior, written consent of the other Party.

6.  In the event of the approval by both Parties to post security in support of a temporary restraining order and a preliminary injunction in the Teva Litigation, Momenta and Sandoz shall each be liable for (a) posting fifty percent (50%) of the bonding requirement at their own expense and (b) fifty (50%) of the liability for payment of damages to the defendants in the Teva Litigation as a result of any such injunctive relief awarded should such damages be awarded by the Court.  If the Parties do not otherwise agree to post a bond, then either Party, may elect to proceed at its sole risk and expense to post the entire bond in support of a preliminary injunction, and such Party shall bear all responsibility for damages, interest, penalties, attorney’s fees or other expenses in the Teva Litigation incurred after such Party makes such election to solely post the bond and implement the preliminary injunction.

The Parties agree that paragraphs 6 and 7 of the Section 8.7 Litigation Letter are hereby renumbered as paragraphs 7 and 8, respectively, and that such paragraphs shall remain in full force and effect.

The Parties agree that should any disputes arise relating to the conduct of the Amphastar Litigation or the Teva Litigation, including without limitation, under amended and restated paragraphs 5 and 6 of the Section 8.7 Litigation Letter, the President and CEO of Momenta and Sandoz AG shall promptly meet or discuss by teleconference the dispute and seek in good faith to resolve any differences.

The Parties further agree that this amendment to the Amphastar Litigation Letter and the Section 8.7 Litigation Letter shall be effective as of November 8, 2011 and may be signed in counterparts by each of the Parties.

Except as expressly amended by this letter, the Amphastar Litigation Letter and the Section 8.7 Litigation Letter shall remain in full force and effect.

If the foregoing is consistent with your understanding, please signify your assent by signing both copies of this letter.

Sincerely,

/s/ Bruce Leicher

Bruce A. Leicher
Sr. Vice President and General Counsel

Agreed:

SANDOZ INC.		SANDOZ AG

By:	/s/ Don Degolyer	By:	/s/ C. Ackermann
Name:	Don Degolyer
		Name:	Christina Ackermann
Title:	President
		Title:	General Counsel Sandoz
Date:	11/8/2011
		Date:	May 8/2011

		By:	/s/ Jeff George

		Name:	Jeff George

		Title:	Head of Sandoz

		Date:	Nov 8/2011